Exhibit 10.7

FIRST AMENDMENT TO THE AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This First Amendment to the Amended and Restated Employment Agreement (the “First Amendment”), entered into as of October 3, 2018 (the “Effective Date”), amends that certain Amended and Restated Employment Agreement (the “Agreement”) between Tom Ferguson and AZZ Inc. (the “Company”), dated September 29, 2016.

WHEREAS, the Agreement shall be amended solely to clarify compliance with Section 409A of the Internal Revenue Code of 1986.

NOW, THEREFORE, the Agreement shall be amended effective as of the Effective Date as provided below:

1.	Definitions. All capitalized terms used herein and not expressly defined herein shall have the respective meanings given to such terms in the Agreement.

2.
Entire Agreement. Except as expressly modified by this First Amendment, the Agreement shall be and remain in full force and effect in accordance with its terms and shall constitute the legal, valid, binding and enforceable obligations of the Company and Executive.

3.	Section 3.04 of the Agreement is hereby replaced in its entirety to read as follows:

“Change in Control. If Executive’s employment is terminated (including by the Company’s election not to allow the term to be automatically extended in accordance with Section 1.01) during a “Change in Control” Period as defined in the Change in Control Agreement dated November 4, 2013, between Executive and the Company (the “Change in Control Agreement”), this Agreement shall terminate, and the provisions of ARTICLE III of the Change in Control Agreement shall apply in lieu of ARTICLE IV of this Agreement, provided, that the provisions of ARTICLE V and ARTICLE VI of this Agreement shall survive the termination of this Agreement.”

4.	Section 4.02 (b) of the Agreement is hereby replaced in its entirety to read as follows:

“an amount equal to Executive’s Base Salary (not including any bonus payable) as of the date of such termination for the greater of (i) twenty four (24) months or (ii) the remainder of the Employment Term, in either case payable in accordance with the Company’s regular payroll procedures beginning sixty (60) days after the date of termination;”

5.	The last paragraph of Section 4.02 is hereby amended to add the following sentence:

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“Such release must be executed by Executive and delivered to the Company, and must have become irrevocable, no later than the date on which such payments are to be made or commence.”

6.	Section 4.04(b) is hereby replaced in its entirety to read as follows:

“an amount equal to Executive’s Base Salary (not including any bonus payable) as of the date immediately prior to the third anniversary of the date hereof for twelve (12) months, payable in accordance with the Company’s regular payroll procedures beginning sixty (60) days after the date of termination.”

7.	The last paragraph of Section 4.04 is hereby amended to add the following sentence:

“Such release must be executed by Executive and delivered to the Company, and must have become irrevocable, no later than the date on which such payments are to commence.”

8.	Section 8.02 of the Agreement is hereby replaced in its entirety to read as follows:

“Termination of Employment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Amended Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Amended Agreement, references to a “termination,” “termination of employment” or like terms and concepts shall mean a “separation from service” within the meaning of Code Section 409A, and references to “date of termination” shall mean the date on which a “separation from service” occurs. In general, Executive will incur a “separation from service” on the date the Company and Executive reasonably believe that no further services will be performed or that the level of bona fide services (whether as an employee or independent contractor) will permanently decrease to no more than twenty (20) percent of the level of services performed over the immediately preceding thirty-six (36) months. The determination of whether and when a “separation from service” has occurred for proposes of this Amended Agreement shall be made in accordance with Section 1.409A-1(h) of the Treasury Regulations.”

9.	Article I, Section 1.01 to Exhibit A (Form of Release) as attached to the Agreement is hereby replaced in its entirety to read as follows:

“Relationship with the Company. Executive will separate from service with the Company effective _______________, 20____ (“Separation Date”).”

10.	Article II, Section 2.01 of Exhibit A (Form of Release) as attached to the Agreement is hereby replaced in its entirety to read as follows:

“Severance. Upon Executive’s execution and delivery of this Separation Agreement to the Company and the expiration of the revocation period described in Section 4.02(c) of this Separation Agreement, the Company shall pay to Executive the amounts set forth in Section 4.02 or Section 4.04 of the Employment Agreement, as applicable. Such amounts shall be paid in the manner and the time specified in the Employment Agreement and shall be reduced by standard withholding and authorized deductions.”

This First Amendment amends the Agreement as set forth herein. All previously existing obligations under the Agreement are hereby reaffirmed in all respects.

IN WITNESS WHEREOF, the Company has executed this First Amendment as of the Effective Date.

AZZ INC.

By: /s/ Kevern R. Joyce
Kevern R. Joyce
Chairman of the Board

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